Exhibit 99.3

PRESS RELEASE

The AsepticSure® Disinfection System Introduced to Nordic Region

AsepticSure®, the only disinfection system in the world that routinely achieves a minimum microbial kill of at least a thousand times greater than conventional cleaning methods, will be distributed in the Nordic Region by Aglon a/s

Stavanger, Norway and Kalamazoo, Michigan, October 30, 2017.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® Disinfection System, and Aglon a/s. today announced that they have entered into an agreement for the introduction and distribution of AsepticSure® in the Nordic Region (the “Distribution Agreement”). Medizone granted Aglon a/s exclusive distribution rights for the AsepticSure® system in Norway, Sweden, Denmark, Finland and Iceland.

Medizone’s CEO, David A. Dodd commented, “We are very pleased to expand our distribution network with the addition of Aglon a/s as our exclusive distributor in the Nordic Region.  We are confident that Aglon has the ability and commitment to successfully commercialize AsepticSure® in this important market.  With our recent receipt of the EU CE Mark designation for AsepticSure®, we are looking forward to expanding our distributor relationships throughout the EU.”.

“Our Company is proud and excited to spearhead Medizone International’s introduction to the European market. Through this agreement to represent and market Medizone International’s unique disinfection technology in the Nordic countries, we hope to play a central part in building continued success for the AsepticSure® system, both in medical and non-medical markets. We have eagerly awaited this opportunity and are ready to proceed towards a successful commercialization of the AsepticSure® system, commented Aglon’s CEO Mr. Bent Rørvik and Chairman Stein I. Modahl, M.D.”

About Medizone International, Inc.
Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices.  The company developed the AsepticSure® System to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone.  After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets, through its expanding distributor network.  The AsepticSure® System is EPA-approved, received the CE mark and is currently pursuing FDA 510(k) registration.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
 E: j.pentony@medizoneint.com
For more information, visit:
www.medizoneint.com
 Email: operations@medizoneint.com